Press Release

FOR IMMEDIATE RELEASE:

Contact: Terri McKay, FHLBank Pittsburgh, 412-288-2830, cell: 412-523-8511, terri.mckay@fhlb-pgh.com

FHLBank Pittsburgh Announces First Quarter Financial Results

PITTSBURGH, April 29, 2014 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced unaudited financial results for the first quarter of 2014. The Bank recorded net income of $79.9 million, and the Board of Directors declared a dividend of 4.00 percent annualized, payable to the Bank’s stockholders on April 30, 2014.

“First quarter performance was strong, even excluding the significant gain related to litigation settlements,” said Winthrop Watson, president and chief executive officer. “We are pleased to make a substantial increase to the dividend and set aside more for affordable housing.”

Operating Results

The Bank’s net income totaled $79.9 million for the first quarter of 2014, an increase of $51.3 million compared to $28.6 million for the first quarter of 2013. This increase includes $36.6 million from the settlement of claims against certain defendants arising from investments the Bank made in private-label mortgage-backed securities (MBS) and is net of legal fees and expenses. The additional increase in net income was driven primarily by higher net interest income. For the first quarter of 2014, net interest income was $62.3 million compared to $45.4 million for the first quarter of 2013, primarily due to lower interest expense on consolidated obligation bonds. The provision (benefit) for credit losses was $(3.9) million for the first quarter of 2014 compared to $(0.1) million in the same period in 2013 due to a decrease in delinquencies, overall improvement in the housing market and a refinement of the allowance estimate methodology. First quarter 2014 performance allowed the Bank to set aside $8.9 million for affordable housing programs.

Balance Sheet Highlights

At March 31, 2014, total assets were $64.6 billion, a decrease from $70.7 billion at December 31, 2013, primarily due to decreased advances and short-term liquidity balances. Advances totaled $46.1 billion at March 31, 2014, compared to $50.2 billion at December 31, 2013. Short-term liquidity balances, which include cash and Federal funds sold, decreased to $4.0 billion at March 31, 2014, from $6.0 billion at December 31, 2013.

FHLBank Pittsburgh Announces First Quarter Financial Results – page two

Total capital at March 31, 2014, was $3.5 billion, down from $3.7 billion at December 31, 2013. This decrease was primarily driven by monthly capital stock repurchases, partially offset by higher retained earnings. Total retained earnings at March 31, 2014, were $748.8 million, compared to $685.7 million at December 31, 2013. Total retained earnings at March 31, 2014, included $76.1 million of restricted retained earnings. At March 31, 2014, FHLBank Pittsburgh had total regulatory capital of $3.4 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend equal to an annual yield of 4.00 percent. The dividend will be calculated on stockholders’ average balances during the period January 1, 2014, to March 31, 2014, and credited to stockholders’ accounts on Wednesday, April 30, 2014.

As previously reported, the vast majority of the securities in the Bank’s private-label MBS portfolio were AAA-rated at the time of purchase. Based on the performance of certain securities, among other information, it appears that the underwriting standards represented in the offering materials for these securities were not followed. As a result, the Bank owns certain private-label MBS, which it otherwise would not have owned, on which it has recognized losses. In 2009, the Bank filed lawsuits against certain issuers, underwriters and rating agencies related to these misrepresentations. As set forth in the Bank’s 2013 Annual Report on Form 10-K and noted above, the Bank has agreed with certain of its defendants to settle its claims against them arising out of these investments. The Bank’s litigation continues against various other issuers, underwriters and credit rating agencies based on its investments in certain private-label MBS.

Detailed financial information regarding first quarter 2014 results will be available in FHLBank Pittsburgh’s Quarterly Report on Form 10-Q, which the Bank anticipates filing around May 8, 2014. Detailed financial information regarding 2013 is available in the Bank’s 2013 Annual Report on Form 10-K, which can be accessed through FHLBank Pittsburgh’s website at www.fhlb-pgh.com or on the SEC’s website at www.sec.gov.

About FHLBank Pittsburgh

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded and does not use taxpayer dollars. At March 31, 2014, the Bank had 300 members in its district of Delaware, Pennsylvania and West Virginia and approximately $65 billion in assets. FHLBank Pittsburgh is one of 12 Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

This document contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.

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Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions, real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; political, legislative, regulatory, litigation or judicial events or actions; changes in assumptions used in the quarterly other-than-temporary impairment (OTTI) process; risks related to mortgage-backed securities; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advances’ prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

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Unaudited Condensed Statements of Condition and Income
(in millions)

	March 31,	December 31,
Condensed Statement of Condition	2014	2013
ASSETS:
Cash and due from banks	$1,141.3	$3,121.3
Federal funds sold	2,830.0	2,875.0
Trading securities	259.5	239.2
Available-for-sale securities	7,061.1	6,757.7
Held-to-maturity securities	3,822.4	3,995.5
Advances	46,063.9	50,247.5
Mortgage loans held for portfolio, net of allowance for credit losses of $7.3 and $11.4, respectively	3,174.3	3,224.1
All other assets	203.2	210.6

Total assets	$64,555.7	$70,670.9

LIABILITIES:
Consolidated obligations, net	$59,843.6	$65,934.6
All other liabilities	1,211.6	1,044.1

Total liabilities	61,055.2	66,978.7

CAPITAL:
Capital stock	2,681.4	2,962.2
Retained earnings	748.8	685.7
Accumulated other comprehensive income	70.3	44.3

Total capital	3,500.5	3,692.2

Total liabilities and capital	$64,555.7	$70,670.9

	Three months ended March 31,

Condensed Statement of Income	2014	2013

Total interest income	$151.9	$153.1
Total interest expense	89.6	107.7

Net interest income	62.3	45.4

Provision (benefit) for credit losses	(3.9)	(0.1)

Gain on litigation settlements, net	36.6	—

All other income	5.1	3.7

All other expense	19.1	17.4

Income before assessments	88.8	31.8

Affordable Housing Program assessment	8.9	3.2

Net income	$79.9	$28.6

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